Exhibit 10(h)

TO:	[Executive Name]

[Notification Date]

NOTICE OF [Fiscal Year]

RETURN ON NET ASSETS (“RONA”) BONUS AWARD

UNDER PERFORMANCE BONUS PLAN

On [HRCC Approval Date], the Human Resources and Compensation Committee of the Board of Directors (“Committee”) of Parker-Hannifin Corporation (“Company”) granted you a RONA Bonus Award for fiscal year [Fiscal Year] under the Company’s Performance Bonus Plan (“Plan”). RONA bonuses paid under the Plan are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986 and Section 1.162-27 of the Treasury Regulations.

Your maximum RONA Bonus Award is in the amount of [PBP Shares] RONA Shares and is subject to the terms of the Plan and the following terms and conditions:

1.	Each RONA Share represents a percentage of your Base Pay earned during [Fiscal Year] (“RONA %”).

2.	The RONA % is determined as follows:

a)	Earnings ÷ Average Assets = Return on Assets (ROA)

b)	If ROA is ≤ 35%: ROA x 0.1786 = RONA%

—or—

if ROA is > 35%: 6.25% + ((ROA—35%) x 0.08928) = RONA%

where:

Earnings = the Company’s Segment Operating Income for [Fiscal Year];

Average Assets = the average of the Company’s RONA Assets at the beginning of [Fiscal Year] and at the end of each of the fiscal quarters of [Fiscal Year]; and

RONA Assets = inventory + accounts receivable + prepaid expenses + property, plant and equipment (net) + goodwill + intangibles – trade accounts payable.

3.	Your RONA Bonus will be paid following certification of the calculation of the RONA% and payout by the Committee at the end of the Performance Period. The Committee may reduce the amount of your RONA Bonus in its sole discretion. Historically, the Committee has adjusted payouts to reach an appropriate level commensurate with final amounts paid to other executive Officers under the general RONA program.

4.	Your RONA Bonus earned for [Fiscal Year] under this Award is calculated as follows:

(Base Pay for [Fiscal Year] x RONA %) x # RONA Shares = [Fiscal Year] RONA Bonus payout

5.	If your employment with the Company is terminated for any reason other than retirement (at or after age 60, or earlier with the consent of the Committee), death or long-term disability during [Fiscal Year], you will forfeit your RONA Bonus Award.

6.	Your RONA Bonus will be paid in cash, or you may elect to receive it in the form of a credit to your Executive Deferral Plan (“EDP”) account in accordance with the terms of the EDP and rules established by the Committee or the Company, as the case may be by filing a timely election under the EDP.

7.	In the event of any conflict between the terms of the Plan and your Award, the Plan will control.

Please acknowledge receipt of your Award, and indicate your agreement with its terms, by signing and returning a copy to me as soon as possible.

Sincerely yours,

Thomas A. Piraino, Jr.

Vice President, General Counsel and Secretary

Receipt Acknowledged and Agreed:

Date:
[Executive Name]